[LETTERHEAD OF UBS SECURITIES LLC]

Exhibit 99.3

April 23, 2004

CONSENT OF UBS SECURITIES LLC

We hereby consent to the use of our opinion letter dated March 28, 2004 to the Board of Directors of Millennium Chemicals Inc. (“Millennium”) as Annex D to the prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger of a wholly owned subsidiary of Millennium with and into Millennium and to the references to our firm in the joint proxy statement/prospectus under the headings “Summary — Opinion of UBS Securities LLC, one of Millennium’s Financial Advisors,” “Proposals to Approve the Proposed Transaction — Background of the Proposed Transaction,” “Proposals to Approve the Proposed Transaction — Millennium’s Reasons for the Proposed Transaction,” and “Proposals to Approve the Proposed Transaction — Opinion of UBS Securities LLC, one of Millennium’s Financial Advisors.”

In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of “experts” as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

UBS SECURITIES LLC

By:	/S/ AVI LEWITTES

Name:	Avi Lewittes

Title:	Managing Director

By:	/S/ ANDREW SCHLEIMER

Name:	Andrew Schleimer

Title:	Associate Director

UBS Investment Bank is a business group of UBS AG.

UBS Securities LLC is a subsidiary of UBS AG.